Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 24, 2024 (the “Effective Date”) by and between Waystar, Inc., a Delaware corporation (the “Company”), and Eric L. Sinclair III (“Executive”).

WHEREAS, the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms of such continued employment, and Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement; and

WHEREAS, Executive is a party to an employment agreement with the Company or a subsidiary thereof, dated October 13, 2017 (the “Prior Agreement”), which shall be superseded in its entirety by this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.       Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2.       Acceptance and Term of Employment. The Company agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company, on the terms and conditions set forth herein. Executive’s employment hereunder shall commence on the Effective Date and continue until terminated as provided in Section 7 hereof (the “Term of Employment”).

Section 3.       Position, Duties, and Responsibilities; Place of Performance.

(a)       Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Chief Business Officer of the Company, reporting directly to the Company’s Chief Executive Officer or such other officer of the Company that the Board or the Company’s Chief Executive Officer designates from time to time, and having such duties and responsibilities commensurate with such position. Executive also agrees to serve as an officer and/or director of any member of the Company Group, in each case, without additional compensation.

(b)       Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement (excluding periods of vacation and sick leave) and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board (which shall not be unreasonably withheld), as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of non-competing for-profit businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c)       Principal Place of Employment. Executive’s principal place of employment shall be Louisville, Kentucky, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

Section 4.        Compensation. During the Term of Employment, Executive shall be entitled to the following compensation:

(a)       Base Salary. Executive shall be paid an annualized Base Salary (the “Base Salary”), payable in accordance with the regular payroll practices of the Company, of $430,000, with increases, if any, as may be approved in writing by the Compensation Committee. The Compensation Committee will review Base Salary for increases only and not less than annually.

(b)       Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 100% of Base Salary (the “Target Annual Bonus”), with an opportunity to earn an Annual Bonus greater than the Target Annual Bonus based on the achievement of “stretch” performance objectives, as determined by the Compensation Committee in its reasonable discretion. The actual Annual Bonus payable for any fiscal year shall be based upon the level of achievement of annual Company Group and individual performance objectives for such fiscal year, as determined by the Compensation Committee (after reasonably consulting with the Chief Executive Officer) and communicated to Executive. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the applicable payment date (subject to Section 7 below).

(c)       Commissions. Executive shall be eligible to receive commissions in accordance with a Company Group commission plan or arrangement established by the Compensation Committee from time to time.

(d)       Equity Participation. In connection with Executive’s employment hereunder, Executive shall be entitled to participate in the Equity Incentive Plan, pursuant to the terms of the Equity Incentive Plan, an award agreement evidencing any award thereunder and such other documents Executive is required to execute pursuant to the terms of the Equity Incentive Plan (the Equity Incentive Plan, any award agreement(s), and such other documents, collectively, the “Equity Documents”). Executive’s equity participation shall be exclusively governed by the terms of the Equity Documents.

Section 5.       Employee Benefits. During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to senior executives of the Company (subject to any applicable eligibility requirements). Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case, as are generally allowed to senior executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6.       Reimbursement of Business Expenses. Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to the documentation and other requirements set forth in the Company’s policy with respect to business expenses as in effect from time to time.

Section 7.       Termination of Employment.

(a)       General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to Base Salary, Annual Bonus, executive benefits, and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b)       Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon by Executive in writing, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Executive agrees to execute any documents that the Company (or any other member of the Company Group) reasonably deems necessary to effectuate such resignations and the appointment of person(s) designated by the Company (or any other member of the Company Group) to serve as Executive’s replacement.

(c)       Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i)        The Accrued Obligations;

(ii)       Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred;

(iii)       An amount equal to (A) the Target Annual Bonus multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of the fiscal year in which such termination occurs through the date of such termination and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), as applicable), which amount shall be paid within thirty (30) days following Executive’s termination date; and

(iv)       Subject to an election of COBRA continuation coverage under the Company’s group health plan by Executive (or Executive’s covered dependents in the case of Executive’s death), on the first regularly scheduled payroll date of each month during the twelve (12)-month period immediately following Executive’s termination occurred, payment of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)       Termination by the Company for Cause.

(i)        The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii), (vi), or (vii) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than fifteen (15) business days’ written notice by the Board of the Company’s intention to terminate Executive for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such fifteen (15) business day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)       In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)       Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon delivery to Executive of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)        The Accrued Obligations;

(ii)        Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred;

(iii)       Subject to satisfaction of the performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to (A) the Annual Bonus otherwise payable to Executive for the fiscal year in which such termination occurred, assuming Executive had remained employed through the applicable payment date (and assuming any applicable subjective performance conditions have been satisfied at target), multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), as applicable), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred; provided, however, if such termination is a CIC Qualified Termination, (x) any applicable performance objectives shall be deemed satisfied at target, and (y) the amount referenced in clause (A) above shall instead be the Target Annual Bonus.

(iv)       An amount equal to the Severance Multiplier times the sum of Base Salary and the Target Annual Bonus, such amount to be paid in substantially equal payments over the Severance Term, and payable in accordance with the Company’s regular payroll practices; provided, however, if such termination is a CIC Qualified Termination, such amount shall instead be payable in a single lump sum within five (5) days of such termination; and

(v)        Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month during the Severance Term, payment of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii) through (v) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision set forth in Section 9 hereof. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f)       Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30)-day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(e) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)       Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h)       Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 7(e) or Section 7(f) hereof other than the Accrued Obligations (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder (the “Release Execution Period”). If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. No portion of the Severance Benefits (other than Accrued Obligations) shall be paid until the Release of Claims has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the Release of Claims has become effective; provided, that, if the Release Execution Period overlaps two (2) calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.

Section 8.       Certain Payments. In the event that (a) Executive is entitled to receive any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”) and (b) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount. To the extent such aggregate “parachute payment” (as defined in Section 280G(b)(2) of the Code) amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treas. Reg. Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 8 reduced last.

Section 9.       Restrictive Covenants.

(a)       General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the covenants contained in this Section 9. Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Section 9 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

(b)       Confidential Information.

(i)        Executive acknowledges that, during the Term of Employment, Executive will have access to information about the Company Group and that Executive’s employment with the Company shall bring Executive into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Executive agrees, at all times during the Term of Employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information.

(ii)       Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating, or filing a complaint with any U.S. federal, state or local governmental, or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law, or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that, in each case, such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s Chief Legal & Administrative Officer or other officer designated by the Company, unless otherwise permitted by the applicable whistleblower provisions of any law or regulation. Executive does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this subsection.

(c)       Assignment of Intellectual Property.

(i)        Executive agrees that Executive will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) within the scope of and during the Term of Employment are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by Executive’s Base Salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest throughout the world in and to any such Development.

(ii)       Executive agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of the Term of Employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse Executive for Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation and, following termination of the Term of Employment, shall compensate Executive for Executive’s time incurred in connection with carrying out Executive’s obligations under this Section 9(c)(ii) following such termination at an hourly rate based upon Executive’s Base Salary as of immediately prior to termination of Executive’s employment. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Executive. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter has for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(d)       Non-Competition. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, other than for or on behalf of, and in furtherance of Executive’s duties as an employee, director, or authorized agent of, the Company Group thereof during the Term of Employment, directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership, or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant, or otherwise) that engages in any business, directly or indirectly (through a subsidiary or otherwise), which competes with the Business within the United States of America or any other jurisdiction in which any member of the Company Group engages in business derives a material portion of its revenues or has demonstrable plans (as of the date of termination) to commence material business activities in. Nothing contained in this Agreement shall prohibit Executive from owning less than three percent (3%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market.

(e)       Non-Interference. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, directly or indirectly for Executive’s own account or for the account of any other Person, engage in Interfering Activities.

(f)       Non-Disparagement. Subject to Section 9(b)(ii) hereof, Executive agrees that Executive will never disparage the Company, its affiliates, their business, their management or their products or services, and that Executive will not otherwise do or say anything that could reasonably be anticipated to materially harm the business interests or reputation of the Company or any of its affiliates, provided, that nothing herein shall or shall be construed or interpreted to prevent or impair Executive from the following actions taken during Executive’s employment with the Company in the ordinary course of business and in connection with the good faith performance of Executive’s duties: (x) making public comments, such as in media interviews, which include good faith, candid discussions or acknowledgments regarding the Company’s performance or business, or (y) discussing other officers, directors, and employees in connection with performance evaluations, including impromptu evaluations and feedback and good faith criticism. Notwithstanding the foregoing, nothing herein shall prevent Executive from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

(g)       Return of Documents. In the event of Executive’s termination of employment hereunder for any reason, Executive shall deliver to the Company (and will not keep in Executive’s possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Executive pursuant to Executive’s employment hereunder or otherwise belonging to the Company Group (other than any documents, materials, information, and property to the extent related to Executive’s personal compensation and personal contacts).

(h)       Independence; Severability; Blue Pencil. Each of the rights enumerated in this Section 9 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Section 9 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 9, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

(i)       Injunctive Relief. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Section 9 may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Section 9. Notwithstanding any other provision to the contrary, Executive acknowledges and agrees that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 9 and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against Executive if it is ultimately determined that Executive was in breach of such covenants.

(j)       Disclosure of Covenants. As long as it remains in effect, Executive will disclose the existence of the covenants contained in this Section 9 to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such Person or entity.

(k)       Other Covenants. Notwithstanding anything contained in this Agreement to the contrary, in the event that Executive is subject to similar restrictive covenants pursuant to any other agreement with any member of the Company Group, including, without limitation, under the Equity Documents (“Other Covenants”), the covenants contained in this Agreement shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company of the covenants contained in this Agreement shall not preclude the applicable member of the Company Group from enforcing such Other Covenants in accordance with their terms.

Section 10.       Representations and Warranties of Executive. Executive represents and warrants to the Company that:

(a)       Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b)       Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which Executive is or becomes bound;

(c)       In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment or service with any prior service recipient; and

(d)       Executive has not been terminated from any prior employer or service recipient, or otherwise disciplined in connection with any such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to Executive’s knowledge, Executive has not been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination.

Section 11.       Indemnification.       The Company agrees during and after Executive’s employment to indemnify and hold harmless Executive to the fullest extent permitted by the organizational documents of the Company, or if greater, in accordance with applicable law regarding indemnification, for actions or inactions of Executive in accordance with Executive’s performance of his duties under this Agreement, as an officer, director, employee or agent of the Company or any affiliate thereof or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with directors’ and officers’ liability insurance coverage both during and after Executive’s employment with regard to matters occurring during employment, or while serving on the governing body of the Company, or any affiliate thereof, which coverage will be at a level at least equal to the greatest level being maintained at such time for any current officer or director and shall continue until such time as suits can no longer be brought against Executive as a matter of law. Executive will be entitled to advancement of expenses from the Company or its applicable subsidiaries in connection with any claim in the same manner and to the same extent to which any other officer or director of the Company is entitled.

Section 12.       Taxes.       The Company may withhold from any payments made under this Agreement or otherwise made in connection with Executive’s employment hereunder, all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. If any such taxes are paid or advanced by the Company on behalf of Executive, Executive shall remain responsible for, and shall repay, such amounts to the Company, promptly following notice thereof by the Company. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 13.       Set Off; Mitigation.       The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 7(e)(v) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 14.       Additional Section 409A Provisions.       Notwithstanding any provision in this Agreement to the contrary:

(a)       Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)       Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)       Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(d)       To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)       While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, and shall be interpreted in accordance therewith, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 15.       Successors and Assigns; No Third-Party Beneficiaries.

(a)       The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b)       Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)       No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16.       Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17.       Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18.       Governing Law; Choice of Venue; Waiver of Jury Trial. THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF KENTUCKY WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICT OF LAW, AND BOTH EXECUTIVE AND THE COMPANY CONSENT AND SUBJECT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS FOR THE COMMONWEALTH OF KENTUCKY. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. Except as permitted under Section 9 hereof, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Louisville, Kentucky by three arbitrators. The arbitration shall be conducted by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration in accordance with its Employment Arbitration Rules and Procedures then in effect. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved, or permanent injunctive relief. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the content or results of any arbitration hereunder without the prior written consent of the Company and Executive, other than general statements. The fees charged by JAMS and any arbitrator shall be split equally between the parties to the arbitration.

Section 19.       Notices.       All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 19, (A) if delivered personally against proper receipt shall be effective upon delivery and (B) if sent (x) by certified or registered mail with postage prepaid or (y) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 19.

If to the Company:

888 W. Market Street

Louisville, Kentucky 40202

Attn: Chief Legal & Administrative Officer

With copy to:

Simpson Thacher & Bartlett, LLP

2475 Hanover Street

Palo Alto, CA 94304

Attn: Tristan Brown

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company

Section 20.       Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21.       Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.

Section 22.       Survival of Operative Sections. Upon any termination of Executive’s employment, the provisions of Section 7 through Section 23 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23.       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*      *      *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WAYSTAR, INC.

/s/ Matthew R. A. Heiman
By:	Matthew R. A. Heiman
Title:	Chief Legal & Admin. Officer

EXECUTIVE

/s/ Eric L. Sinclair III
Eric L. Sinclair III

[Signature Page to Employment Agreement]

APPENDIX A

Definitions

(a)            “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any earned but unpaid commissions to the extent payable pursuant to the Company Group’s commission policies as in effect from time to time, (iii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, (iv) an amount equal to Executive’s accrued, but unused vacation days in accordance with the Company’s vacation policies in effect from time to time, and (v) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to equity participation under the Equity Documents, in accordance with the terms contained therein.

(b)        “Board” shall mean the Board of Directors of Waystar Holdings Corp.

(c)        “Business” shall mean (i) any business activities related to healthcare- related software and services, or (ii) any business in which the Company Group is actively contemplating in engaging at the relevant time (or, with respect to Executive’s obligations under Section 9(d) hereof during the Post-Termination Restricted Period, at the time of termination of Executive’s employment with the Company) if Executive has actual or constructive knowledge of such contemplation.

(d)        “Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation at the relevant time (or, with respect to Executive’s obligations under Section 9(e) hereof during the Post-Termination Restricted Period, at the time of termination of Executive’s employment with the Company) or within the prior six (6)-month period thereto, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with Executive’s employment hereunder.

(e)        “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at Executive’s direction, (v) Executive’s conviction of, indictment for, or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement or any other written agreement between Executive and any group (including any restrictive covenants).

(f)       “Change in Control” has the meaning set forth in the Equity Incentive Plan.

(g)        “CIC Qualified Termination” means a termination of Executive’s employment pursuant to Section 7(e) or Section 7(f), in either case, within the six (6)-month period prior to, on or within the twenty-four (24) month period following a Change in Control.

(h)        “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)        “Company Group” shall mean Waystar Holdings Corp. together with any of its direct or indirect subsidiaries, including, without limitation, the Company.

(j)       “Compensation Committee” shall mean the Compensation Committee of the Board.

(k)       “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the Term of Employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Executive or others who were under confidentiality obligations as to the item or items involved.

(l)       “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(m)        “Equity Incentive Plan” means the Waystar Holdings Corp. 2024 Equity Incentive Plan, as may be amended and/or restated from time to time, and any successor plan thereto.

(n)        “Good Reason” shall mean, without Executive’s consent, (i) a material diminution or demotion in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a reduction in Base Salary or Target Annual Bonus opportunity (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) requiring Executive to relocate Executive’s principal business location to a work site more than fifty (50) miles from the current principal business location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(f) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(o)        “Interfering Activities” shall mean (A) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group (other than, in any case, solicitations generated by a form offer letter, blanket mailing or published advertisement), (B) hiring, or engaging any individual who was employed by or providing services to the Company Group at or within the six (6)-month period prior to the date of such hiring or engagement (or, with respect to Executive’s obligations under Section 9(e) hereof during the Post-Termination Restricted Period, at or within the six (6)-month period prior to the termination of Executive’s employment with the Company), or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way intentionally interfering with the relationship between any such Business Relation and the Company Group (provided, that such restriction shall apply: (x) only with respect to those Persons who are, or have been, a Business Relation of the Company or any of its affiliates at any time within the eighteen (18)-month period immediately preceding the activity or whose business has been solicited on behalf of the Company or any of its affiliates by any of their officers, employees or agents within such eighteen (18)-month period, other than by a form offer letter, blanket mailing or published advertisement; and (y) only if Executive has performed work for such Person during Executive’s employment with the Company or one of its affiliates or been introduced to, or otherwise had contact with, such Person or has had access to Confidential Information that would assist Executive in the solicitation of such Person).

(p)       “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(q)        “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Term of Employment for any reason and ending on the twelve (12)-month anniversary of such date of termination.

(r)       “Severance Multiplier” means one (1).

(s)        “Severance Term” means the period commencing on the date of the termination pursuant to Section 7(e) or Section 7(f) and ending a number of months thereafter calculated by multiplying the Severance Multiplier by twelve (12).

(t)        “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Appendix B (as the same may be revised for updates due to changes in applicable law).

*            *           *

APPENDIX B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits, and other good and valuable consideration, I, Eric L. Sinclair III for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement (as defined below), (ii) any claims that cannot be waived by law, (iii) any claims relating to any vested benefits or rights as a shareholder of the Company, or (iv) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws, the Employment Agreement or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

•	Am able to read the language, and understand the meaning and effect, of this Release;

•	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•	Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•	Had or could have [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

[1]	To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Nothing in this Release shall prohibit or impede me from communicating, cooperating, or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law, or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that, in each case, such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s Chief Legal & Administrative Officer or other officer designated by the Company. I do not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Legal & Administrative Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. Eastern Time on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE COMMONWEALTH OF KENTUCKY, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement, dated May 24, 2024, with the Company (the “Employment Agreement”).

Eric L. Sinclair III Date:
Date: